                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*

                               Safety 1st, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, par value, $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 786475-10-3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 4 Pages

CUSIP NO. 786475-10-3                13G                      PAGE 2 OF 4 PAGES

--------------------------------------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Michael Lerner
--------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  /  /        (b) /  /

--------------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              2,990,667**
    BENEFICIALLY     ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               0
      REPORTING      ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               2,990,667**
                     ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           0
---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,990,667**
--------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                [ ]
--------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.6%
--------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       **Includes 6,667 shares that can be purchased from the
                         Issuer within 60 days after December 31, 1997, pursuant to an option.

SCHEDULE 13G                                                   Page 3 of 4 Pages

Item 1:     (a)    Name of Issuer:

                        Safety 1st, Inc.

            (b)    Address of Issuer's Principal Executive Offices:

                        210 Boylston Street, Chestnut Hill, Massachusetts 02167

Item 2:     (a)    Name of Person Filing:

                        Michael Lerner

            (b)    Address of Principal Business Office or, if none, Residence:

                        210 Boylston Street, Chestnut Hill, Massachusetts 02167

            (c)    Citizenship:

                        USA

            (d)    Title of Class of Securities:

                        Common Stock, par value, $0.01 per share

            (e)    CUSIP Number:

                        786475-10-3

Item 3: If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Not Applicable

Item 4: Ownership.

             (a)   Amount Beneficially Owned:

                   2,990,667*

             (b)   Percent of Class:

                   41.6%

             (c)   Number of shares as to which such person has:
                   (i)   Sole power to vote or to direct the vote              2,990,667*
                                                                               ---------
                   (ii)  Shared power to vote or to direct the vote                    0
                                                                               ---------
                   (iii) Sole power to dispose or to direct the disposition of 2,990,667*
                                                                               ---------
                   (iv)  Shared power to dispose or to direct the disposition of
                                                                                       0
                                                                               ---------

                   * Includes 6,667 shares that can be purchased from the Issuer within 60 days after December 31, 1997, pursuant to an option.

SCHEDULE 13G                                                   Page 4 of 4 Pages

Item 5:     Ownership of Five Percent or Less of a Class:

                    Not Applicable

Item 6:     Ownership of More than Five Percent on Behalf of Another Person:

                    Not Applicable

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                    Not Applicable

Item 8:     Identification and Classification of Members of the Group:

                    Not Applicable

Item 9:     Notice of Dissolution of Group:

                    Not Applicable

Item 10:    Certification:

                    Not Applicable


                                  SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     February 5, 1998
---------------------------
          (Date)


    /s/ Michael Lerner
---------------------------
       (Signature)


      Michael Lerner
----------------------------
       (Name/Title)